UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        ENDURANCE SPECIALTY HOLDINGS LTD.
                        ---------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   G30397 10 6
                                   -----------
                                 (CUSIP Number)


                                December 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (6-00)


     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 2 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------
     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas H. Lee Advisors (Alternative) V Limited, LDC
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       8,399,252

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       8,399,252

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,399,252


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.7%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             OO

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       2

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 3 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             THL Advisors (Alternative) V, L.P.
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       8,399,252

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       8,399,252

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,399,252


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             13.7%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             PN

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                       3

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 4 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas H. Lee (Alternative) Fund V, L.P.
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       6,488,275

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       6,488,275

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,488,275


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.6%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             PN

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       4

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 5 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas H. Lee (Alternative) Parallel Fund V, L.P.
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       1,683,445

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       1,683,445

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,683,445


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.7%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             PN

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       5

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 6 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas H. Lee (Alternative) Cayman Fund V, L.P.
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       89,403

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       89,403

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             89,403


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             PN

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       6

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 7 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Putnam Investments, LLC
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       133,129

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       133,129

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             133,129


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             OO

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       7

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 8 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Putnam Investment Holdings, LLC
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       133,129

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       133,129

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             133,129


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             OO

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                       8

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 9 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Putnam Investments Employees' Securities Company I LLC
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       43,555

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       43,555

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             43,555


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             OO

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       9

     ----------------------------------------------------------      ---------------------------------------------------------
     CUSIP NO. G30397 10 6                                       13G                                              PAGE 10 OF 23
     ----------------------------------------------------------      ---------------------------------------------------------

     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Putnam Investments Employees' Securities Company II LLC
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]

     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       38,895

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       38,895

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             38,895


     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1.0%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             OO

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (A). NAME OF ISSUER:

            Endurance Specialty Holdings Ltd.

ITEM 1 (B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Wellesley House, 90 Pitts Bay Road, Hamilton, Pembroke HM08, Bermuda

ITEM 2 (A). NAME OF PERSON FILING:

            Thomas H. Lee Advisors (Alternative) V Limited, LDC
            THL Advisors (Alternative) V, L.P.
            Thomas H. Lee (Alternative) Fund V, L.P.
            Thomas H. Lee (Alternative) Parallel Fund V, L.P. Thomas H. Lee (Alternative) Cayman Fund V, L.P.
            Putnam Investments, LLC
            Putnam Investment Holdings, LLC
            Putnam Investments Employees' Securities Company I LLC Putnam Investments Employees' Securities Company II LLC

ITEM 2 (B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Thomas H. Lee Partners, L.P.
            100 Federal Street, 35th Floor
            Boston, MA 02110

ITEM 2 (C). CITIZENSHIP:

            Thomas H. Lee Advisors (Alternative) V Limited, LDC - Cayman Islands THL Advisors (Alternative) V, L.P. - Cayman Islands
            Thomas H. Lee (Alternative) Fund V, L.P. - Cayman Islands
            Thomas H. Lee (Alternative) Parallel Fund V, L.P. - Cayman Islands Thomas H. Lee (Alternative) Cayman Fund V, L.P. - Cayman Islands Putnam Investments, LLC - Delaware
            Putnam Investment Holdings, LLC - Delaware
            Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware

ITEM 2 (D). TITLE OF CLASS OF SECURITIES:

            Common Stock, $1.00 par value per share

ITEM 2 (E). CUSIP NUMBER:

            G30397 10 6

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:   - Not Applicable -

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

          (e) [ ]   An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

         (a) Amount Beneficially Owned:

         Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company ("Putnam I") is the record holder of 40,730 shares of the identified class of securities and 2,825 immediately exercisable warrants to purchase shares of the Issuer's common stock, Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company ("Putnam II") is the record holder of 36,365 shares of the identified class of securities and 2,530 immediately exercisable warrants to purchase shares of the Issuer's common stock.

         As the managing member of each of Putnam I and Putnam II, and the record holder of 47,384 shares of the identified class of securities and 3,295 immediately exercisable warrants to purchase shares of the Issuer's common stock, Putnam Investments Holdings, LLC, a Delaware limited liability company ("Holdings" and together with Putnam I and Putnam II, the "Putnam Entities") may be deemed to be the beneficial owner of 133,129 shares of the identified securities.

         As the managing member of Holdings, Putnam Investments, LLC, a Delaware limited liability company ("Putnam") may be deemed to be the beneficial owner of 133,129 shares of the identified securities. Holdings and Putnam disclaim beneficial ownership of such securities, except to the extent of their individual pecuniary interest therein.

         Thomas H. Lee (Alternative) Fund V, L.P., a Cayman Islands exempted limited partnership ("Alternative Fund") is the record holder of 6,066,610 shares of the identified class of securities and 421,665 immediately exercisable warrants to purchase shares of the Issuer's common stock, Thomas H. Lee (Alternative) Parallel Fund V, L.P., a Cayman Islands exempted limited partnership ("Parallel Fund") is the record holder of 1,574,040 shares of the identified class of securities and 109,405 immediately exercisable warrants to purchase shares of the Issuer's common stock, and Thomas H. Lee (Alternative) Cayman Fund V, L.P., a Cayman Islands exempted limited partnership ("Cayman Fund" and together with Alternative Fund and Parallel Fund, the "Funds") is the record holder of 83,593 shares of the identified class of securities and 5,810 immediately exercisable warrants to purchase shares of the Issuer's common stock.

         As the sole general partner of each of the Funds, the record holder of 5,000 immediately exercisable options to purchase shares of the Issuer's common stock, and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of Alternative Fund, which require the Putnam Entities to dispose of their shares of the identified class of securities pro rata with the Funds, THL Advisors (Alternative) V, L.P., a Cayman Islands exempted limited partnership ("Advisors") may be deemed to be the beneficial owner of 8,399,252 shares of the identified securities, which represents approximately 13.7% of the Issuer's outstanding common stock (assuming the exercise of the warrants held by the Funds and the Putnam Entities).

         As the sole general partner of Advisors, Thomas H. Lee Advisors (Alternative) V Limited, LDC, a Cayman Islands limited duration company (the "LDC") may be deemed to be the beneficial owner of 8,399,252 shares of the identified securities. Advisors and LDC disclaim beneficial ownership of such securities, except to the extent of their individual pecuniary interest therein.

         The Issuer's Bye-Laws provide for an adjustment of voting power such that the voting power of all shares be adjusted to the extent necessary such that no Reporting Person's controlled shares constitute nine and one-half percent (9.5%) or more of the voting power of all shares of the Issuer.


         (b) Percent of Class: See Item 11 of each cover page.

         (c) Number of Shares as to which Such Person has:

               (i) Sole power to vote or to direct the vote: See Item 5 of each cover page

               (ii) Shared power to vote or to direct the vote: See Item 6 of each cover page

               (iii) Sole power to dispose or to direct the disposition of: See
                    Item 7 of each cover page

               (iv) Shared power to dispose or to direct the disposition of: See
                    Item 8 of each cover page

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             - Not Applicable -


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             - Not Applicable -

ITEM 10.     CERTIFICATION

             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.                       THOMAS H. LEE ADVISORS
                                                 (ALTERNATIVE) V LIMITED, LDC


                                                 By:  /s/ Thomas H. Lee
                                                    ----------------------------
                                                     Name:  Thomas H. Lee
                                                     Title: Member



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.                    THL ADVISORS (ALTERNATIVE) V, L.P.

                                              By: Thomas H. Lee Advisors
                                                  (Alternative) V Limited, LDC,
                                                  its General Partner


                                              By:  /s/ Thomas H. Lee
                                                  ------------------------------
                                                  Name:  Thomas H. Lee
                                                  Title: Member




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.
                                      THOMAS H. LEE (ALTERNATIVE) FUND V, L.P.,


                                      By: THL Advisors (Alternative) V, L.P.,
                                          its General Partner

                                      By: Thomas H. Lee Advisors
                                          (Alternative) V Limited, LDC,
                                          its General Partner


                                      By:  Thomas H. Lee
                                          --------------------------------------
                                          Name:  Thomas H. Lee
                                          Title: Member




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.
                              THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND V, L.P.,


                              By: THL Advisors (Alternative) V, L.P.,
                                  its General Partner

                              By: Thomas H. Lee Advisors
                                  (Alternative) V Limited, LDC,
                                  its General Partner


                              By:  /s/ Thomas H. Lee
                                  ----------------------------------------------
                                  Name:   Thomas H. Lee
                                  Title:  Member




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.
                                THOMAS H. LEE (ALTERNATIVE) CAYMAN FUND V, L.P.,


                                By: THL Advisors (Alternative) V, L.P.,
                                    its General Partner

                                By: Thomas H. Lee Advisors
                                    (Alternative) V Limited, LDC,
                                    its General Partner


                                By:   /s/ Thomas H. Lee
                                    --------------------------------------------
                                    Name:   Thomas H. Lee
                                    Title:  Member



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.
                                        PUTNAM INVESTMENTS, LLC


                                        By:  /s/ Robert Burns
                                            ------------------------------------
                                            Name:   Robert Burns
                                            Title:  Vice President




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.
                                          PUTNAM INVESTMENT HOLDINGS, LLC

                                          By: Putnam Investments, LLC,
                                              its Managing Member


                                          By:  /s/ Robert Burns
                                              ----------------------------------
                                              Name:  Robert Burns
                                              Title: Vice President




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.
                                          PUTNAM INVESTMENTS EMPLOYEES'
                                          SECURITIES COMPANY I LLC,

                                          By: Putnam Investment Holdings, LLC.,
                                              its Managing Member

                                          By: Putnam Investments, LLC,
                                              its Managing Member


                                          By:   /s/ Robert Burns
                                              ----------------------------------
                                              Name:   Robert Burns
                                              Title:  Vice President




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.
                                        PUTNAM INVESTMENTS EMPLOYEES'
                                        SECURITIES COMPANY II LLC,

                                        By: Putnam Investment Holdings, LLC.,
                                            its Managing Member

                                        By: Putnam Investments, LLC,
                                            its Managing Member


                                        By:  /s/ Robert Burns
                                            ------------------------------------
                                            Name:   Robert Burns
                                            Title:  Vice President




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)